Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED MAY 5, 2007

– Comparable store sales growth of 14.4% and expense management drive improved operating performance for the quarter –

Contact:	Julia Bentley
www.saksincorporated.com

New York, New York (May 21, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 5, 2007.

The Company sold its Saks Department Store Group (“SDSG”) businesses in 2005 and 2006, and the sold SDSG businesses are presented as “discontinued operations” in the prior year period. Saks Fifth Avenue (“SFA”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of First Quarter Results

Saks Incorporated recorded net income of $11.0 million, or $.07 per share, for the first quarter ended May 5, 2007.

The first quarter included the following after-tax items:

•	expenses of approximately $13.5 million, or $.09 per share, for retention, severance, and transition costs as the Company downsizes following the disposition of its SDSG businesses,

•

expenses of approximately $1.0 million, or $.01 per share, associated with the previously disclosed ongoing investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York, and

•	a loss on extinguishment of debt totaling $3.1 million, or $.02 per share, related to the repurchase of $95.9 million of senior notes.

For the prior year first quarter ended April 29, 2006, the Company recorded income from continuing operations of $11.7 million, or $.09 per share. After recognition of the Company’s after-tax gain from discontinued operations of $66.2 million, or $.49 per share, net income totaled $77.9 million, or $.57 per share, for the prior year first quarter. The prior year first quarter included the following after-tax items:

•	$2.6 million, or $.02 per share, primarily related to asset impairments and dispositions,

•	expenses of approximately $4.0 million, or $.03 per share, for retention and severance,

•	expenses of approximately $1.0 million, or $.01 per share, associated with the aforementioned investigations, and

•	income of approximately $2.5 million, or $.02 per share, due to the favorable conclusion of certain tax examinations.

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Comments on the Quarter

Steve Sadove, Chairman and Chief Executive Officer of the Company, noted, “We are pleased with the substantial improvement in operating income for the first quarter which primarily was driven by strong comparable store sales growth and solid expense management. Our first quarter gross margin rate also improved slightly over last year’s strong gross margin rate.”

“Our first quarter comparable store sales increase of 14.4% indicates that we have made significant progress in refining and strengthening our merchandise assortments by store and that our selling culture and marketing efforts continue to improve.”

Sadove continued, “The trends in the number of transactions and the average dollars per transaction improved for the first quarter, and we experienced growth in nearly all merchandise categories. Sales performance was solid across all geographies. Our New York City flagship location once again generated a strong performance, as did most of our other flagship locations. We also experienced strength in several of our secondary market stores where we have intensified our focus and substantially enhanced the merchandise assortments. The Saks Direct business posted a sales increase of approximately 50% over last year’s first quarter, and we experienced modest sales growth at Off 5th.”

First quarter SG&A expenses increased by approximately $28 million over last year’s first quarter. This increase was driven by higher variable expenses associated with the first quarter $108.6 million sales increase and approximately $16 million of year-over-year incremental expenses that management does not expect to be long-term continuing obligations of the Company, primarily retention, severance, and transition expenses. Excluding these items, the Company achieved approximately 200 basis points of improvement in the first quarter SG&A expense rate as a percent of sales.

Sadove also noted, “I am very pleased with the progress we have made and continue to make on streamlining our organizational structure and right-sizing our organization. The Company initiated its downsizing in 2006 resulting from the sale of the SDSG businesses and as our associated transition service agreements began to be phased out. We are substantially complete with the reduction in force, and we expect to finalize the integration and consolidation process by the end of the second quarter. We will continue to work to identify sufficient expense reductions to create a competitive, cost-effective infrastructure and to drive additional leverage over time; however, for the balance of 2007, we do not expect to achieve the same degree of SG&A expense leverage that we delivered over the past three quarters as we anniversary the significant leverage that began last year.”

Quarter-End Balance Sheet Highlights

Consolidated inventories at May 5, 2007 totaled $811.6 million, an approximate 5% decrease from the prior year. The total decrease reflects the disposition of Parisian-related inventories offset by planned increased inventories at SFA. Consolidated comparable store inventories increased approximately 19% over last year, attributable to a planned increase at SFA.

Sadove noted, “Our quarter-end inventory levels reflect a targeted inventory reinvestment strategy that is leading to increased sales productivity. These investments were based upon a detailed planning process for our entire store base and a comprehensive review of benchmark and competitive data.

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“Of the incremental inventory investment, approximately 40% relates to replenishment or continuative product, which we believe has minimal markdown risk. The balance of the increase is attributable to two primary areas. First, we have made strategic investments in key items and vendor intensifications in such high-potential areas as footwear, handbags, and men’s. In the aggregate, we believe these investments bring low-to-moderate risk. Secondly, we have invested in certain core designer ready-to-wear brands that we believe carry normalized risk. We are experiencing above-average growth in all of these areas of the business.”

Management expects that the inventory levels will reflect these initiatives through mid-2007 and be in-line with sales growth by fiscal year end.

The Company ended the quarter with approximately $158 million of cash on hand. At quarter end, the Company had no direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at May 5, 2007 totaled approximately $587 million, and debt-to-capitalization was 33.9% (without giving effect to cash on hand). The cash on hand and funded debt balances reflect the first quarter repurchase of $95.9 million of senior notes.

The Company has remaining availability of approximately 37.4 million shares under its existing repurchase authorization programs. The Company did not repurchase any shares of common stock during the quarter.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our improving cash flows, and the unfunded liquidity in our revolving credit facility will provide flexibility for potential additional strengthening of our balance sheet, further investments in our business, and potential additional purchases of common stock. We still believe it is appropriate to target ongoing financial leverage with a Funded Debt/EBITDA ratio of less than 2.5x.”

Outlook for the Balance of 2007 and Beyond

Sadove commented, “I continue to be optimistic about the long-term potential of the luxury sector and the Saks Fifth Avenue business. I am exceptionally pleased with the level of excitement, collaboration, and teamwork throughout our entire organization. I remain confident that an 8% operating margin is attainable within the next three years or so, and we are very pleased with the progress we are making toward that goal.”

Sadove noted, “Our main focus areas for the balance of 2007 are to:

•	Continue to improve by-store merchandise assortments through:

¡	Further refining our “9-box” balance in every store

¡	Further expansion of private brands and other distinctive businesses

¡	Strengthening our luxury matrix particularly in the flagship stores and with our top 25 vendors

¡	Continuation of the successful ‘Want It!’ campaign, focusing on key items.

•	Drive incremental gross margin improvement through further refinements to the merchandise planning and allocation organization, processes, and systems.

•	Complete the consolidation and integration of all corporate functions and create a competitive cost-effective support infrastructure.

•	Effectively target and allocate our marketing spend.

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•

Continue to improve the customer experience and increase sales productivity through the roll-out of the new point-of-sale system to a total of 23 locations by mid-year and expansion of performance-based commissioned programs. (Note: The new point-of-sale system has been successfully implemented in 16 stores to date, including the New York City flagship store).

•	Make additional targeted capital investments, particularly in high-impact vendor shops and first-floor selling space, with a keen focus on return on investment.

•	Produce outsized growth in the Saks Direct business through further merchandise assortment expansion and continued service and site-functionality enhancements.

•	Continue to grow and improve the profitability of the Off 5th business through expansion of Saks Fifth Avenue private-brand merchandise and improved merchandise assortments.”

Certain information provided in the Company’s fiscal year end earnings release dated March 7, 2007 under the heading, “Outlook for 2007,” is repeated or modified as necessary below.

Management believes that the Company’s operating margin (excluding the impact of certain items outlined below) should approach 4% in 2007, predicated upon the following assumptions:

•	Comparable store sales growth of low double digits in the second quarter and mid-to-high single digits in the fall.

•	Modest gross margin rate improvement for the balance of the year.

•

Modest SG&A leverage, excluding the impact of certain items previously outlined including severance, retention, and transition expenses and investigation-related legal expenses. (Excluding certain items, SG&A totaled approximately $748 million, or 25.5% of sales, in 2006.)

•	Interest expense approximating $45 million, based on current debt levels.

•	Depreciation and amortization of approximately $130 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 150 to 155 million.

Based on the sales assumptions outlined above and excluding the impact of such items as retention and severance, investigation-related expenses, and transition costs, management believes that it can achieve approximately 125 basis points of leverage in SG&A expenses and Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) combined in 2007.

Management estimates that annual capital expenditures will total approximately $125 million to $150 million, which will include store renovations, maintenance capital, and ongoing information technology and logistics improvements.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the quarter ended May 5, 2007 compared to last year’s first quarter ended April 29, 2006 were:

This Year	Last Year	Total Increase	Comparable Increase
$792.7	$684.1	15.9%	14.4%

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Leased department commissions included in the total sales numbers above were as follows (sales in millions):

This Year	Last Year
$7.1	$6.5

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Monday, May 21, 2007 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 5812342).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional

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campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	May 5, 2007		April 29, 2006
Net sales	$792,747	100.0%	$684,129	100.0%
Cost of sales	464,467	58.6%	401,271	58.7%

Gross margin	328,280	41.4%	282,858	41.3%
Selling, general and administrative expenses	212,845	26.8%	184,889	27.0%
Other operating expenses:
Property and equipment rentals	28,337	3.6%	28,215	4.1%
Depreciation & other amortization	31,798	4.0%	30,717	4.5%
Taxes other than income taxes	22,220	2.8%	22,369	3.3%
Store pre-opening costs	136	0.0%	172	0.0%
Impairments and dispositions	384	0.0%	4,330	0.6%

Operating income	32,560	4.1%	12,166	1.8%
Other income (expense):
Interest expense	(11,980)	-1.5%	(14,045)	-2.1%
Loss on extinguishment of debt	(5,222)	-0.7%	—	0.0%
Other income, net	2,835	0.4%	8,819	1.3%

Income from continuing operations before provision (benefit) for income taxes	18,193	2.3%	6,940	1.0%
Provision (benefit) for income taxes	7,156	0.9%	(4,720)	-0.7%

Income from continuing operations	11,037	1.4%	11,660	1.7%
Discontinued operations:
Income from discontinued operations	—	0.0%	208,992	30.5%
Provision for income taxes	—	0.0%	142,754	20.9%

Income from discontinued operations	—	0.0%	66,238	9.7%

Net income	$11,037	1.4%	$77,898	11.4%

Per-share amounts—Income from continuing operations
Basic earnings per common share:	$0.08		$0.09
Diluted earnings per common share:	$0.07		$0.09

Per-share amounts—Net income
Basic earnings per common share:	$0.08		$0.58
Diluted earnings per common share:	$0.07		$0.57

Weighted average common shares:
Basic	140,242		134,260
Diluted	156,274		136,097

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	May 5, 2007	April 29, 2006

ASSETS
Current assets
Cash and cash equivalents	$158,325	$1,152,216
Merchandise inventories	811,577	853,929
Other current assets	133,700	177,817
Deferred income taxes, net	28,359	37,846

Total current assets	1,131,961	2,221,808

Property and equipment, net	1,095,218	1,317,551
Goodwill and intangibles, net	317	4,510
Deferred income taxes, net	142,438	136,238
Other assets	40,937	42,132

TOTAL ASSETS	$2,410,871	$3,722,239

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$236,826	$250,164
Accrued expenses and other current liabilities	259,654	449,211
Dividend payable	3,813	547,560
Current portion of long-term debt	235,757	7,576

Total current liabilities	736,050	1,254,511

Long-term debt	351,428	686,335
Other long-term liabilities	177,399	188,204

Total shareholders’ equity	1,145,994	1,593,189

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,410,871	$3,722,239